Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS Q4 AND FY 2015 RESULTS

Q4 ORGANIC SALES GROWTH OF 2.6% AND Q4 EPS OF $0.82 EXCEED OUTLOOK

2016 OUTLOOK: ORGANIC SALES GROWTH ~3%

7-9% ADJUSTED EPS GROWTH, 13-15% REPORTED EPS GROWTH

2015 Fourth Quarter Results	2015 Full Year Results
•Organic sales growth of 2.6%; reported growth of 0.9%	•Organic sales growth of 3.6%; reported 2.9%
•Gross Margin expansion of 50 basis points	•Gross Margin expansion of 40 basis points
•Operating Margin expansion of 50 basis points	•Adjusted EPS growth of 8.0%; reported 2.0%
•Currency neutral EPS up 8.9%; reported up 5.1%	•Cash from operations of $606MM

EWING, NJ, FEBRUARY 2, 2016 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2015 adjusted EPS increased 8% to $3.25 per share, exceeding the Company’s outlook.  This equates to 12% currency neutral adjusted EPS growth.  Organic sales growth for 2015 was 3.6%, driven by volume growth of 3.1% and 0.5% price and product mix.

Adjusted full year EPS results exclude a second quarter pension settlement charge and an impairment charge associated with the Company’s investment in a joint venture related to the Specialty Products business.  Reported EPS was $3.07 per share, a 2% increase over the prior year.

Matthew Farrell, Chief Executive Officer, commented, “We are very pleased with the superior business results we delivered in 2015.  We delivered top tier results within the consumer packaged goods industry including full year organic sales of 3.6%, expanded gross margin by 40 basis points and delivered adjusted earnings growth of 8.0%.  We increased our marketing spend in 2015 in support of our brands.  For the full year, three out of four mega brands and seven out of 10 power brands grew share including ARM & HAMMER, our biggest power brand, and including BATISTE, our newest power brand.  Finally, we exited the year with strong momentum.”

Fourth Quarter Review

Reported EPS in the fourth quarter increased 5.1% to $0.82 per share, exceeding the Company’s outlook.  This equates to 8.9% currency neutral EPS growth.  Organic sales increased 2.6% driven by strong results in both the Domestic and International segments.  This organic growth was on top of 5.2% organic growth in prior year fourth quarter of 2014, the largest quarter of organic growth in 2014.

Consumer Domestic net sales were $672.3 million, a $20.1 million or 3.1% increase over the prior year fourth quarter.  Fourth quarter organic sales increased by 2.8%, primarily due to continued success of the ARM & HAMMER CLUMP & SEAL cat litter franchise, including the new lightweight variant and higher sales of ARM & HAMMER liquid laundry detergent, BATISTE dry shampoo and TROJAN condoms.  BATISTE has more than doubled its share in 2015 and has become the #1 dry shampoo in the US.  Consumer Domestic volume growth contributed 3.2% to organic sales, while pricing and product mix declined 0.4%.

Consumer International net sales were $125.0 million, a $13.6 million or 9.8% decrease primarily due to negative foreign exchange effects.  Organic sales increased 5.4%, driven largely by higher sales in Australia, Europe and Mexico.  Volume increased 2.7%, while favorable product mix and pricing also contributed 2.7%.

Specialty Products net sales were $76.3 million, a $1.6 million or 2.1% increase driven by the acquisition of the Vi-COR business.  Organic sales decreased by 4.2% with volume declining 3.6% and unfavorable product mix and pricing of 0.6%.  The lower organic sales were driven by the impact of lower milk pricing and the strong year ago results (+20% organic sales in Q4 2014).

Gross margin increased 50 basis points to 45.5%.  The gross margin benefited from a more normalized pricing environment in the laundry category, lower commodities, productivity programs and the impact of higher margin acquired businesses.  These factors were partially offset by foreign exchange, negative product mix and incremental costs associated with the new vitamin capacity in our York manufacturing facility.

Marketing expense was $120.1 million, the highest of any quarter of 2015, representing an increase of $1.0 million or 0.8% in comparison to the prior year fourth quarter.  Marketing expense as a percentage of net sales was 13.7%, a 10 basis point decrease.

Selling, general, and administrative expense (SG&A) was $108.1 million. SG&A as a percentage of net sales was 12.4%, a 10 basis point increase.  This was primarily due to incremental amortization from acquisitions, higher incentive compensation and legal costs.

Income from Operations was $169.2 million, a $5.4 million or 3.3% increase (+7.8% on a currency neutral basis).  Operating income as a percentage of net sales was 19.4%, a 50 basis point increase.

The effective tax rate in the fourth quarter was 33.8%, compared to 33.4% last year. The full year adjusted effective tax rate is 34.4%, which excludes previously reported pension and impairment charges from the second quarter.

Operating Cash Flow

For the full year 2015, net cash from operating activities was $606 million; a $66 million increase from the prior year primarily due to higher cash earnings and a reduction in working capital.  Capital expenditures for the full year 2015 were $61.8 million, an $8.7 million decrease from the prior year.  Free cash flow, defined as net cash from operating activities less capital expenditures, was 125% as a percentage of adjusted net income in 2015.  Free cash flow as a percentage of net income has averaged 119% over the past 5 years.

At December 31, 2015, cash on hand was $330 million, while total debt was $1.1 billion.  The Company continues to have significant financial flexibility for acquisitions.

6% Dividend Increase

The Company’s Board of Directors today declared a 6% increase in the regular quarterly dividend from $0.335 to $0.355 per share, equivalent to an annual dividend of $1.42 per share.  This raises the dividend payout from $175 million to approximately $185 million to maintain a 40% targeted payout ratio.  The quarterly dividend will be payable March 1, 2016 to stockholders of record at the close of business on February 16, 2016.  The Company has paid a regular consecutive quarterly dividend for 115 years.  This is the 20th consecutive year in which the Company has increased the dividend.

Mr. Farrell commented, “This action reflects the Company’s desire for stockholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance.  Importantly, the Company expects to generate over $1.7 billion in free cash flow over the next three years.  Our robust cash flow enables us to deliver higher value directly to our stockholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Acquisition of TOPPIK

On January 4, 2016, the Company acquired Spencer Forrest, Inc., the maker of TOPPIK, a leading brand of hair building fibers for people with thinning hair for $175 million.  This bolt-on acquisition meets the Company's previously stated acquisition criteria: the acquired brand is the leader in a growing category and is expected to be gross margin accretive to the Company.  The acquired business has annual sales of approximately $30 million and is expected to be slightly EPS accretive in 2016.  The Company has a long history of growing acquired businesses to meet our well defined acquisition criteria.

2016 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long term strategy to drive revenue and earnings growth, we are pleased to announce the launch of ARM & HAMMER CLUMP & SEAL MicroGuard cat litter, the only brand that seals and destroys immediate odors and prevents future bacterial odors.  In our ARM & HAMMER and OXICLEAN laundry franchises, we are launching dual chamber unit dose technology.  We are introducing an entirely new beauty line of adult vitamins under the VITAFUSION brand, a new GROOVE condom and a new RIVIERA lubricant under the TROJAN brand and are launching PREGNANCY PRO under the FIRST RESPONSE brand, the only pregnancy test kit with bluetooth technology.  In addition, we are expanding offerings and distribution of the BATISTE brand leveraging its tremendous 2015 growth and #1 US share position.”

Outlook for 2016

Mr. Farrell stated, “We believe that we are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  The 2016 business environment will be extremely challenging with continued competitive pressure and foreign currency headwinds.”

With regard to 2016, Mr. Farrell said, “We expect organic sales growth of approximately 3% supported by our new product introductions on our core business.  We expect gross margin to expand by approximately 40 basis points from lower commodity costs, productivity programs and the absence of vitamin start-up costs.  We are maintaining marketing spending at approximately 12.3% of sales consistent with 2015 and prior year investments, which is an increase in the core business offset by the historically lower spend rate of the acquired business.  SG&A, adjusted for the pension settlement charge, is forecasted to improve by 10 basis points as a percentage of sales and we expect to achieve approximately 50 basis points of operating margin expansion.  In 2016, we again expect to deliver greater than 120% free cash flow compared to net income.”

In conclusion, Mr. Farrell said, “We believe that 2016 will be an exciting year for Church & Dwight based on our current growth momentum and category strength, continued focus on innovation, and confidence in gross margin expansion.  We expect to achieve 7 to 9% adjusted EPS growth.  The 2016 outlook midpoint equates to 10% currency neutral EPS growth excluding an estimated 2% negative impact from foreign exchange.  This outlook is top tier within the consumer packaged goods industry.

For the first quarter, we expect organic sales growth of approximately 2-3%, margin expansion and earnings per share of $0.83.  This includes a $0.02 negative timing impact of stock compensation expense related to management transition which historically is recognized in the second quarter.  On an adjusted basis, EPS is expected to be $0.85 or a 6% increase versus prior year.  We expect EPS to be slightly more weighted to the second half in 2016.

Church & Dwight Co., Inc. will host a conference call to discuss 2015 results and 2016 outlook on February 2, 2016 at 12:30 p.m. (ET).  To participate, dial (877) 322-9846, access code:  17310251 (International: 631-291-4539, same access code: 17310251).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406, access code: 17310251.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements, including, among others, statements relating to expected future financial and operating results, including earnings per share, reported net sales growth and organic sales growth, volume growth, including the effects of new product launches into new and existing categories, gross margin, operating margin and net cash from operating activities; category trends; the effect of product mix; impairments and other charges, including the Natronx impairment charge and pension settlement charge; consumer demand and spending, including consumer response to new product launches; the effects of competition; the level of trade and marketing spending including as a percentage of net sales; cost savings programs; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions; capital expenditures; the effective tax rate; the effect of the credit environment on the Company’s liquidity and capital expenditures; the Company’s debt levels; payment of dividends and repurchases of stock; and the ability to manage and maintain key customer relationships.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand ( as a result of, among other things, political, economic and marketplace conditions and events ); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category; changes in marketing and promotional spending; growth or declines in various product categories and changes in consumer demand , including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality at a level acceptable to our consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; issues related to the Company’s information technology and controls; the Company’s ability to enter into and grow in international markets; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the company’s ability to retain and attract key personnel; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2015	2014	2015	2014
Net Sales	$873.6	$865.5	$3,394.8	$3,297.6
Cost of sales	476.2	475.9	1,883.0	1,844.7
Gross Profit	397.4	389.6	1,511.8	1,452.9
Marketing expenses	120.1	119.1	417.5	416.9
Selling, general and administrative expenses	108.1	106.7	420.1	394.8
Income from Operations	169.2	163.8	674.2	641.2
Equity in earnings (losses) of affiliates	2.6	3.7	(5.8)	11.6
Other income (expense), net	(6.9)	(7.5)	(33.0)	(27.9)
Income before Income Taxes	164.9	160.0	635.4	624.9
Income taxes	55.8	53.4	225.0	211.0
Net Income	$109.1	$106.6	$410.4	$413.9
Net Income per share - Basic	$0.84	$0.80	$3.13	$3.06
Net Income per share - Diluted	$0.82	$0.78	$3.07	$3.01
Dividends per share	$0.335	$0.31	$1.34	$1.24
Weighted average shares outstanding - Basic	130.6	133.9	131.1	135.1
Weighted average shares outstanding - Diluted	133.1	136.3	133.6	137.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2015	Dec. 31, 2014
Assets
Current Assets
Cash and Cash Equivalents	$330.0	$423.0
Accounts Receivable	276.2	322.9
Inventories	274.0	245.9
Other Current Assets	25.8	26.3
Total Current Assets	906.0	1,018.1
Property, Plant and Equipment (Net)	609.6	616.2
Equity Investment in Affiliates	8.4	24.8
Trade names and Other Intangibles	1,269.5	1,272.4
Goodwill	1,354.9	1,325.0
Other Long-Term Assets	108.5	102.7
Total Assets	$4,256.9	$4,359.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$357.2	$146.7
Current portion of Long-Term debt	-	249.9
Other Current Liabilities	515.5	508.7
Total Current Liabilities	872.7	905.3
Long-Term Debt	692.8	690.0
Other Long-Term Liabilities	668.2	662.0
Stockholders’ Equity	2,023.2	2,101.9
Total Liabilities and Stockholders’ Equity	$4,256.9	$4,359.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2015	2014

Net Income	$410.4	$413.9

Depreciation and amortization	101.0	91.2
Deferred income taxes	24.0	12.7
Non cash compensation	16.1	17.0
Asset impairment charge and other asset write-offs	19.2	6.4
Pension Charge	8.4	-
Other	6.1	4.1

Changes in assets and liabilities:
Accounts receivable	33.5	(1.8)
Inventories	(38.5)	1.8
Other current assets	(2.0)	(0.6)
Accounts payable and accrued expenses	21.8	2.4
Income taxes payable	29.7	17.5
Excess tax benefit on stock options exercised	(15.8)	(18.5)
Other	(7.8)	(5.8)
Net cash from operating activities	606.1	540.3

Capital expenditures	(61.8)	(70.5)
Acquisition	(74.9)	(215.7)
Other	(4.5)	(2.2)
Net cash (used in) investing activities	(141.2)	(288.4)

Net change in long-term debt	(250.0)	299.8
Net change in short-term debt	211.7	(6.7)
Payment of cash dividends	(175.3)	(167.5)
Stock option related	44.3	51.2
Purchase of treasury stock	(363.1)	(478.8)
Other	(2.6)	(4.6)
Net cash (used in) financing activities	(535.0)	(306.6)

F/X impact on cash	(22.9)	(19.2)

Net change in cash and cash equivalents	$(93.0)	$(73.9)

2015 and 2014 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2015	12/31/2014	Change
Household Products	$395.7	$379.0	4.4%
Personal Care Products	276.6	273.2	1.2%
Consumer Domestic	$672.3	$652.2	3.1%
Consumer International	125.0	138.6	-9.8%
Total Consumer Net Sales	$797.3	$790.8	0.8%
Specialty Products Division	76.3	74.7	2.1%
Total Net Sales	$873.6	$865.5	0.9%

	Twelve Months Ended		Percent
	12/31/2015	12/31/2014	Change
Household Products	$1,544.3	$1,466.2	5.3%
Personal Care Products	1,037.3	1,005.4	3.2%
Consumer Domestic	$2,581.6	$2,471.6	4.5%
Consumer International	501.0	535.2	-6.4%
Total Consumer Net Sales	$3,082.6	$3,006.8	2.5%
Specialty Products Division	312.2	290.8	7.3%
Total Net Sales	$3,394.8	$3,297.6	2.9%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth: This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Reported EPS excluding the pension termination charge and the Natronx impairment charge (Adjusted EPS”) and currency neutral adjusted EPS:

This press release also presents reported EPS excluding a pension termination charge and the Natronx impairment charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude significant one-time items that is not indicative of the Company’s period to period performance. We believe that this metric provides investors a more meaningful perspective of underlying business trends and results and provides a more comparable measure of year over year earnings per share growth.

Currency neutral adjusted EPS is a measure of the Company's adjusted EPS, further adjusted to exclude the impact of foreign exchange. We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth.

Free Cash Flow

Free cash flow is defined as cash from operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

Free Cash Flow as Percent of Adjusted Net Income

Free cash flow as percent of adjusted net income is defined as the ratio of free cash flow to net income excluding the pension charge and the Natronx impairment charge (“Adjusted Net Income”). Management views this as a measure of how effective the Company manages its cash flow relating to working capital and capital expenditures.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	0.9%	0.8%	3.1%	-9.8%	2.1%
Less:
Acquisitions	0.9%				10.3%
Add:
FX / Other	2.6%	2.5%	-0.3%	15.2%	4.0%

Organic Sales Growth	2.6%	3.3%	2.8%	5.4%	-4.2%

	Twelve Months Ended 12/31/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	2.9%	2.5%	4.5%	-6.4%	7.3%
Less:
Acquisitions	2.0%	1.2%	1.3%	0.9%	10.0%
Add:
FX / Other	2.7%	2.6%	-0.2%	15.5%	3.4%

Organic Sales Growth	3.6%	3.9%	3.0%	8.1%	0.7%

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Reported vs. Adjusted Condensed Statement of Income

(Amounts in Millions Except Per Share Amounts)

	Twelve Months ended December 31, 2015			Twelve Months ended December 31, 2014
	Reported	Adjusted	Vs. PY	Reported

Net Sales	$3,394.8	$3,394.8		$3,297.6

Gross Profit	1,511.8	1,511.8		1,452.9
% of Sales	44.5%	44.5%		44.1%

Marketing Expenses	417.5	417.5		416.9

Selling, General and Administrative
Expenses	420.1	411.2	(1)	394.8

Operating Profit	674.2	683.1		641.2
% of Sales	19.9%	20.1%		19.4%

Other Income/(Expense)	(38.8)	(21.8)	(2)	(16.3)

Income Before Taxes	635.4	661.3		624.9

Income Taxes	225.0	227.3		211.0
Tax Rate	35.4%	34.4%		33.8%

Net Income	$410.4	$434.0		$413.9

Diluted EPS	$3.07	$3.25	+8.0%	$3.01

Currency Impact to EPS		$0.13

Currency Neutral Adjusted EPS		$3.38	+12.3%

(1) Excludes Pension Settlement Charge of $8.9 million ($0.05 per share)
(2) Excludes Natronx Impairment Charge of $17.0 million ($0.13 per share)

2015 Free Cash Flow as Percentage of Adjusted Net Income

Cash From Operations	$606.1

Less Capital Expenditures	(61.8)

Free Cash Flow	$544.3

Adjusted Net Income	$434.0

Free Cash Flow as Percentage of Adjusted Net Income	125%